Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-262341

Prospectus Supplement No. 1

(to Prospectus dated February 10, 2022)

Up to 22,415,400 Shares of Class A Common Stock Issuable Upon Exercise of the Warrants
Up to 102,227,414 Shares of Class A Common Stock offered by the Selling Holders
10,837,400 Resale Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated February 10, 2022 (the “Prospectus”) related to:

(A) the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Holders”) of up to 102,227,414 shares of Class A common stock, par value $0.0001 per share ("Class A Common Stock"), consisting of: (i) 4,500,000 shares of Class A Common Stock of CompoSecure, Inc. (the “Company”) issued in connection with the Common PIPE Investment (as defined in the Prospectus) (the “PIPE Shares”); (ii) up to 12,999,978 shares of Class A Common Stock (the “Exchangeable Note Shares”) issuable upon exchange of CompoSecure Holdings, L.L.C.’s exchangeable senior notes (“Exchangeable Notes”), which consists of 11,304,340 shares at the base conversion price of $11.50 per share, plus an additional aggregate amount of up to 1,695,638 shares to cover adjustments which are applicable in limited circumstances under the Note PIPE Subscription Agreements (as defined in the Prospectus); (iii) 61,136,800 shares of Class A Common Stock issuable upon exchange (on a one-for-one basis, subject to adjustment) of shares of Class B Common Units issued by CompoSecure Holdings, L.L.C. (the subsidiary of the Company), and cancellation of a corresponding number of shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), held by certain Selling Holders; (iv) up to 6,964,236 shares of Class A Common Stock (the “Earnout Shares”) issuable to certain Selling Holders in earn-out consideration based on the achievement by the Company of certain stock price thresholds; (v) 5,789,000 shares of Class A common stock issued to Roman DBDR Tech Sponsor LLC (“Sponsor”) upon conversion of 5,789,000 shares of Class B Common Stock originally issued to Sponsor in connection with the initial public offering of Roman DBDR Tech Acquisition Corp. (“Roman DBDR”); (vi) 10,837,400 shares of Class A Common Stock issuable upon exercise of the Resale Warrants (as defined below) prior to the public resale of the Resale Warrants; and (vii) warrants (“Resale Warrants”) to purchase up to 10,837,400 shares of Class A Common Stock of the Company originally issued in a private placement in connection with the initial public offering of Roman DBDR; and

(B) the issuance by the Company of up to an aggregate of 22,415,400 shares of Class A Common Stock, which consists of (i) 10,837,400 shares of Class A Common Stock that are issuable upon the exercise of the Resale Warrants following the public resale of the Resale Warrants; and (ii) 11,578,000 shares of Class A Common Stock that are issuable upon the exercise of a like number of outstanding registered warrants (the “Public Warrants” and, together with the Resale Warrants, the “Warrants”) originally issued in the initial public offering of Roman DBDR.

This prospectus supplement updates the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on March 2, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Class A Common Stock and the Public Warrants are listed on The Nasdaq Global Market (“Nasdaq”), under the symbols “CMPO” and “CMPOW,” respectively. On March 1, 2022, the closing price of a share of Class A Common Stock was $6.79 and the closing price for our Public Warrants was $1.33.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Class A Common Stock or Warrants involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 7 of the Prospectus and in any applicable prospectus supplement to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 2, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2022

CompoSecure, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39687	85-2749902
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 Pierce Street
Somerset, New Jersey	08873
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 518-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	CMPO	Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock	CMPOW	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2022, the Compensation Committee of the Board of Directors of CompoSecure, Inc. (the “Company”) approved the CompoSecure, L.L.C. Annual Management Incentive Plan (the “Plan”), which is intended to attract, retain, motivate and reward plan participants (including, but not limited to, the Company’s named executive officers) by providing them with the opportunity to earn annual cash incentive compensation under the Plan relating to the Company’s performance.

Under the terms of the Plan, the Compensation Committee will have the discretion to structure any awards granted under the Plan in any manner the Compensation Committee deems advisable, including but not limited to, the performance measures to be achieved. The Compensation Committee will determine whether to grant awards under the Plan and the amount of such awards following the completion of each performance period, which is the fiscal year of the Company or such other shorter period as the Compensation Committee may determine.

The foregoing summary of the Plan does not purport to be complete and is qualified in its entirety by reference to the full Plan, a copy of which is attached as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d)        Exhibits

See the Exhibit Index below, which is incorporated by reference herein.

EXHIBIT INDEX

Exhibit Number	Description
10.1	CompoSecure, L.L.C. Annual Management Incentive Plan
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPOSECURE, INC.

Date: March 2, 2022	By:	/s/ Timothy Fitzsimmons
Timothy Fitzsimmons
Chief Financial Officer

Exhibit 10.1

CompoSecure, L.L.C.

Annual Management Incentive Plan

1.	Purpose of this Plan.

This CompoSecure, L.L.C. Annual Management Incentive Plan is intended to attract, retain, motivate and reward Participants by providing them with the opportunity to earn annual incentive compensation under this Plan related to the Company’s performance.

2.	Definitions.

For purposes of this Plan, the following terms shall be defined as follows:

(a)	“Affiliate” means (i) any subsidiary or parent of the Company or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b)	“Award” means cash incentive compensation earned under this Plan pursuant to Section 4 of this Plan.

(c)	“Board” means the Parent’s Board of Directors.

(d)	“Cause” has the meaning given to that term in any written employment agreement, offer letter or severance agreement between the Company and the Participant, or if no such agreement exists or if such term is not defined therein, Cause means a finding by the Committee that the Participant (i) has breached his or her employment or service contract with the Company, (ii) has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, (iv) has breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between the Company and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Company as the Committee determines.

(e)	“Code” means the Internal Revenue Code of 1986, as amended. References to any provisions of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of Treasury and Internal Revenue Service.

(f)	“Committee” means the Compensation Committee of the Board or such other committee as the Board shall appoint from time to time to administer this Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of this Plan; provided, however, that the powers and authority of the Committee under this Plan may be delegated to the Company’s Chief Executive Officer (“CEO”) or other employee(s) and, in connection therewith, all references to the Committee in this Plan shall be deemed references to the Company’s CEO and such employee(s) as it relates to those aspects of this Plan that have been so delegated.

(g)	“Company” means CompoSecure, L.L.C. (together with its successors and assigns) and all of its Affiliates, collectively.

(h)	“Disability” means that the Participant is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months receiving income replacement benefits for a period of not less than three months under an accident or health plan of the Company.

(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(j)	“Parent” means CompoSecure, Inc.

(k)	“Participant” means, with respect to each Performance Period, each employee or other service provider of the Company selected by the Committee to participate in this Plan for such period.

(l)	“Performance Measures” means the goal(s) (or combined goal(s)), as determined by the Committee to be applicable to a Participant’s Award. As determined by the Committee, the Performance Measures applicable to an Award may be described in terms of Company-wide objectives and/or objectives that are related to the performance of an individual Participant or of a Subsidiary or division in which the Participant is employed or be established relative to a comparison with other corporations or an external index or indicator, or relative to a comparison with performance in a prior period, as the Committee deems appropriate. Performance Measures may differ among Participants and Awards and may include, without limitation, the following: earnings or profitability measures (which include net income, operating income, income (loss) per common share from continuing operations, either basic or fully diluted, net income (loss) per common share, either basic or fully diluted, earnings before interest, taxes, depreciation, and amortization (including without limitation adjusted EBITDA), earnings before interest and taxes, any pre-established derivative of revenue (gross, operating, or net), pre-tax operating income, inventory turnover or inventory shrinkage, sales growth and volumes, percentage increase in total net revenue, and economic profit or value created); expense and efficiency measures (which include gross margins, cost of goods sold, mark-ups or mark-downs, operating margins, selling, general and administrative expense, and other pre-established operating expenses); return measures (which include total stockholder return, stock price, return on assets, return on investment, return on capital, and return on equity); cash flow measures (which include cash flow, free cash flow, cash flow return on investment, and net cash provided by operations); achievement of balance sheet, income statement, or cash-flow statement objectives; strategic or operational business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic expansion or new concept development goals; cost targets; customer satisfaction; employee satisfaction; human resources goals, including staffing, training and development and succession planning; supervision of litigation and information technology; environmental, social and governance (“ESG”) or sustainability goals; goals relating to human capital management; and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

(m)	“Performance Period” means a fiscal year of the Company or such shorter period as may be designated by the Committee with respect to an Award.

(n)	“Plan” means this CompoSecure, L.L.C. Annual Management Incentive Plan, as may be amended from time to time.

(o)	“Section 409A” means Section 409A of the Code.

(p)	“Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

3.	Administration.

(a)	Power and Authority of the Committee. This Plan shall be administered by the Committee which shall have full power and authority:

(i)	to designate each Performance Period;

(ii)	to establish the Performance Measures for each Performance Period and to determine whether and to what extent such Performance Measures have been reached;

(iii)	to determine at any time the cash amount payable with respect to an Award;

(iv)	to prescribe, amend and rescind rules and procedures relating to this Plan;

(v)	subject to the provisions of this Plan, to delegate to one or more officers, a subcommittee of the Committee or other members of the Board of the Company some of its authority under this Plan and, for such purposes, the delegates shall have the same authority of the Committee hereunder;

(vi)	to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of this Plan and to rely upon any opinion or computation received therefrom;

(vii)	to amend, modify, or cancel any Award, and authorize the exchange, substitution, or replacement of Awards; and

(viii)	to make all determinations, and to formulate such procedures, as may be necessary or advisable in the opinion of the Committee for the administration of this Plan.

(b)	Plan Construction and Interpretation. The Committee shall have full power and authority to construe and interpret this Plan and to correct any defect or omission, or reconcile any inconsistency, in this Plan or any Award.

(c)	Determinations of Committee Final and Binding. All determinations by the Committee and its delegates in carrying out and administering this Plan and in construing and interpreting this Plan shall be made in the Committee’s and its delegates’ sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein. The Committee’s and its delegates’ decisions regarding the amount of each Award need not be consistent among Participants.

(d)	Liability of Committee. No member of the Committee (or its delegates) shall be liable for any action or determination made in good faith with respect to this Plan or any Award, and the members of the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Parent’s Certificate of Incorporation or its Bylaws, as applicable, in each case as amended and in effect from time to time. In the performance of its responsibilities with respect to this Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers and employees, the Company’s accountants, the Company’s legal counsel or any other person the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in good faith reliance upon any such advice.

4.	Awards.

(a)	Performance Measures. The Committee has the discretion to structure Awards in any manner it deems advisable, on an individual or group basis, including, but not limited to, the Performance Measures to be achieved, and specifying whether and to what extent the Award may become payable in the event of death, Disability, termination without Cause, or a change in ownership or control prior to the end of the Performance Period or the date of payment.

(b)	Communication of Award Terms. As soon as practicable after the Committee establishes the terms of Awards for a fiscal year, the Committee or its delegate shall communicate the terms of such Awards to Participants in an Award letter or similar document.

(c)	Determination of Award. Following the completion of each Performance Period and prior to payment of any Award, the Committee shall certify in writing whether and the extent to which the applicable Performance Measures have been achieved for such Performance Period. In determining the amount of the Award earned by a Participant for a given Performance Period, the Committee may, in its discretion, increase, reduce or eliminate, the amount that would otherwise be payable based on the certified level of attained performance of the Performance Measure(s). In exercising such discretion, the Committee may utilize any such objective or subjective criteria as the Committee deems appropriate in its sole and absolute discretion. Notwithstanding any other language in this Plan, the amount of any Award certified by the Committee for payment remains subject to any material changes to the Company’s audited financial statements for the Performance Period if the Committee certifies them for payment prior to the time such audited financial statements are finalized.

(d)	Payment of Awards. Except as otherwise provided herein, Awards shall be paid to the Participant as soon as administratively practicable following the end of the Performance Period, but in any event, no later than the later of (i) two and one-half months following the end of the Company’s first fiscal year in which the Award is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A), or (ii) two and one-half months following the end of the Participant’s first taxable year in which the Award is no longer to such a substantial risk of forfeiture, unless deferred as described in Section 5 of this Plan. Awards will be paid in cash as determined by the Committee. Payment of an Award is subject to recoupment or clawback as provided in Section 8(l). Payment of Awards may be subject to such forfeiture, transfer, or such other restrictions (or any combination thereof) as the Committee shall specify.

(e)	Employment Requirement.

(i)	Except as otherwise provided in this Section 4(e), no Award shall be paid to any Participant who is not actively employed by the Company on the date that Awards are paid.

(ii)	If a Participant’s employment is terminated by reason of his or her death or Disability following the expiration of a Performance Period but before the date that Awards are paid, the Participant or his or her beneficiary will be paid the Award that would otherwise be payable if the Participant remained employed through the date that Awards are paid. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that it is determined that the Participant is Disabled. Payment of such Award will be made at the same time and in the same manner as Awards are paid to other Participants.

5.	Deferral.

Subject to applicable laws, including, without limitation, Section 409A, the Committee may (i) require the mandatory deferral of some or all of an Award on terms established by the Committee or (ii) permit a Participant to elect to defer a portion of an Award in accordance with the terms established under any Company deferred compensation plan, as the same may be amended, or under any successor plan.

6.	Effective Date.

This Plan became effective on February 24, 2022.

7.	Amendment and Termination.

Subject to applicable laws, rules and regulations, the Board or the Committee may at any time amend, suspend, discontinue or terminate this Plan.

8.	Miscellaneous.

(a)	Tax Withholding. The Company shall have the right to deduct from all cash payments made to a Participant, or, if deemed necessary by the Company, from wages or other cash compensation paid to the Participant by the Company, any applicable taxes (including social contributions or similar payments) required to be withheld with respect to such payments, and to take such other action as the Committee may deem advisable to enable the Company and the Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.

(b)	No Rights to Awards or Employment. This Plan is not a contract between the Company and a Participant. No Participant shall have any claim or right to receive Awards under this Plan or give any Participant right to be treated uniformly with other Participants and employees. Nothing in this Plan shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees, in accordance with the laws of the applicable jurisdiction, at any time, with or without Cause, including, without limitation, any individual who is then a Participant in this Plan.

(c)	Section 409A. The Company intends that this Plan and each Award granted hereunder that is subject to Section 409A shall comply with (or be exempt from) Section 409A and that this Plan shall be interpreted, operated and administered accordingly. If an Award is subject to Section 409A, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A, (iii) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A, and (iv) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A. Any Award granted under this Plan that is subject to Section 409A and that is to be distributed to a key employee (as defined below for this purpose) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by Section 409A. If a distribution is delayed pursuant to Section 409A, the distribution shall be paid within 30 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A. If any provision of this Plan contravenes any regulations or guidance promulgated under Section 409A or could cause any Award to be subject to taxes, interest or penalties under Section 409A, the Board or the Committee may, in its sole discretion, modify this Plan to (i) comply with, or avoid being subject to, Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A. Neither the Board nor the Committee is obligated to modify this Plan and there is no guarantee that any payments will be exempt from interest and penalties under Section 409A. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of or gross up in connection with any taxes and or penalties owed by the Participant pursuant to Section 409A. Moreover, any discretionary authority that the Board or the Committee may have pursuant to this Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority will contravene Section 409A. Although the Company, the Board and the Committee may attempt to avoid adverse tax treatment under Section 409A, none of them makes any representation to that effect and each of them expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment.

(d)	Other Compensation. Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under the Company’s other compensation and benefit plans and programs, including without limitation any equity plan or bonus plan, program or arrangement.

(e)	No Limitation on Corporate Actions. Nothing contained in this Plan shall be construed to prevent the Company from taking or not taking any corporate action, whether or not such action could have an adverse effect on any Awards made under this Plan. No Participant, beneficiary or other person shall have any claim against the Company as a result of any such action.

(f)	Unfunded Plan. This Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. Prior to the payment of any Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver payment in cash, with respect to Awards hereunder. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan, unless the Committee otherwise determines with the consent of each affected Participant.

(g)	Non-Transferability. Except as set forth in Section 8(h) herein, no Participant or beneficiary shall have the power or right to sell, transfer, assign, pledge or otherwise encumber or dispose of the Participant’s interest under this Plan.

(h)	Benefit Plan Treatment. Cash payments made under the Plan to Participants will not be subject to any deductions for health and welfare benefits but will be subject to any deferral election that a Participant has in effect at the time of payment under the Company’s 401(k) plan.

(i)	Designation of Beneficiary. Unless otherwise provided by the Committee (or its delegate), a Participant may designate a beneficiary or beneficiaries to receive any payments which may be made following the Participant’s death in accordance with the Plan. If a Participant does not designate a beneficiary, or the designated beneficiary or beneficiaries predeceases the Participant, any payments which may be made following the Participant’s death shall be made to the Participant’s surviving spouse or, if none, the Participant’s estate.

(j)	Severability; Entire Agreement. If any provision of this Plan or any Award is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(k)	Expenses. The costs and expenses of administering this Plan shall be borne by the Company.

(l)	Clawback. In the event that the Participant engages in misconduct that causes or partially causes the need for restatement of financial statements that would have resulted in a lower Award where the payment was predicated upon the achievement of certain financial results that were the subject of the restatement, to the extent of the reduction in amount of such Award as determined by the Committee (i) the Award will be cancelled and (ii) the Participant will forfeit the amount paid or payable with respect to the Award (and the Participant may be required to return amounts to the Company). The determination of the lower Award must be made by the Committee no later than the end of the third fiscal year following the year for which the inaccurate financial results were measured; provided, that if steps have been taken within such period to restate the Company’s financial or operating results, the time period shall be extended until such restatement is completed. The provisions of this Section 8(l)shall be amended to the extent necessary to comply with final rules issued by the Securities and Exchange Commission and NASDAQ, and any Award made hereunder shall be subject to any claw-back policy adopted by the Company. By accepting Awards under this Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under this Plan subject to clawback as provided hereunder. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under this Plan from a Participant’s accounts, or pending or future compensation or Awards.

(m)	Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Awards shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.